EXHIBIT 10.1

SUMMARY OF 2007 ANNUAL PERFORMANCE OBJECTIVES
FOR EXECUTIVE OFFICERS

On February 8, 2007, the Compensation Committee of the Board of Directors of USEC Inc. (the “Company”) approved the annual performance objectives and targets that will be used to determine the annual incentive awards which may be granted to the Company’s executive officers under the annual incentive program under the USEC Inc. 1999 Equity Incentive Plan for the 2007 fiscal year.

Target awards for executive officers for 2007 generally range from 36% to 100% of base salary. Actual awards can range from 0% to 150% of the targeted percentage, depending on performance against pre-determined annual performance objectives. The 2007 annual incentive awards will be based on a combination of formula-based Company financial goals and individual performance. The Company financial goals for 2007 involve the achievement of a targeted net income and a targeted cash flow from operations. The individual performance goals for 2007 consist of individual key performance objectives.

Participants must take at least 35% of their annual incentive award in restricted stock until they meet applicable stock ownership guidelines. As an incentive to take more of their compensation in the form of Company stock, participants receive additional shares of restricted stock equal to 20% of the cash portion of any annual incentive award that they elect to take in shares of restricted stock. The restricted stock portion of the award vests one year from the date of grant.